UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:				Date examination completed:

814-01215				December 15, 2022
2. State identification Number:
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

Goldman Sachs Private Middle Market Credit LLC
4. Address of principal executive office (number, street, city, state, zip code):

200 West Street, New York, NY 10282

Report of Independent Accountants

To the Audit Committee of Goldman Sachs Private Middle Market Credit LLC

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Goldman Sachs Private Middle Market Credit LLC (the “Company”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of May 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and the Company’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2022, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from August 31, 2021 (the date of our last examination), through May 31, 2022:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by the Company and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of the Company and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by the Company since our last report from the books and records of the Company to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that Goldman Sachs Private Middle Market Credit LLC complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of May 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Audit Committee of the Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 15, 2022

2

Report of Independent Accountants

To the Audit Committee of Goldman Sachs Private Middle Market Credit SPV LLC

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Goldman Sachs Private Middle Market Credit SPV LLC (the “Company”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of May 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and the Company’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of May 31, 2022, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from August 31, 2021 (the date of our last examination), through May 31, 2022:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by the Company and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of the Company and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by the Company since our last report from the books and records of the Company to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that Goldman Sachs Private Middle Market Credit SPV LLC complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of May 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Audit Committee of the Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 15, 2022

2

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Goldman Sachs Private Middle Market Credit LLC and Goldman Sachs Private Middle Market Credit SPV LLC, a wholly-owned subsidiary of Goldman Sachs Private Middle Market Credit LLC (the “Companies”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Companies’ compliance with the requirements of Rule 17f-2, as of May 31, 2022, and from August 31, 2021, through May 31, 2022.

Based on this evaluation, we assert that the Companies were in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of May 31, 2022, with respect to shares of beneficial interest of the underlying funds owned by the Companies and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ John Lanza
John Lanza

Managing Director of Goldman Sachs & Co. LLC
Title

December 15, 2022
Date

Report of Independent Accountants

To the Audit Committee of Goldman Sachs Private Middle Market Credit LLC

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Goldman Sachs Private Middle Market Credit LLC (the “Company”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of June 30, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and the Company’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2022, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from May 31, 2022 (the date of our last examination), through June 30, 2022:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by the Company and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of the Company and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by the Company since our last report from the books and records of the Company to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that Goldman Sachs Private Middle Market Credit LLC complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of June 30, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Audit Committee of the Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 15, 2022

2

Report of Independent Accountants

To the Audit Committee of Goldman Sachs Private Middle Market Credit SPV LLC

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Goldman Sachs Private Middle Market Credit SPV LLC (the “Company”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of June 30, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and the Company’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2022, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from May 31, 2022 (the date of our last examination), through June 30, 2022:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by the Company and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of the Company and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by the Company since our last report from the books and records of the Company to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that Goldman Sachs Private Middle Market Credit SPV LLC complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of June 30, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Audit Committee of the Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 15, 2022

2

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Goldman Sachs Private Middle Market Credit LLC and Goldman Sachs Private Middle Market Credit SPV LLC, a wholly-owned subsidiary of Goldman Sachs Private Middle Market Credit LLC (the “Companies”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Companies’ compliance with the requirements of Rule 17f-2, as of June 30, 2022, and from May 31, 2022, through June 30, 2022.

Based on this evaluation, we assert that the Companies were in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of June 30, 2022, with respect to shares of beneficial interest of the underlying funds owned by the Companies and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ John Lanza
John Lanza

Managing Director of Goldman Sachs & Co. LLC
Title

December 15, 2022
Date

Report of Independent Accountants

To the Audit Committee of Goldman Sachs Private Middle Market Credit LLC

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Goldman Sachs Private Middle Market Credit LLC (the “Company”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of July 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and the Company’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2022, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from June 30, 2022 (the date of our last examination), through July 31, 2022:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by the Company and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of the Company and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by the Company since our last report from the books and records of the Company to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that Goldman Sachs Private Middle Market Credit LLC complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of July 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Audit Committee of the Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 15, 2022

2

Report of Independent Accountants

To the Audit Committee of Goldman Sachs Private Middle Market Credit SPV LLC

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Goldman Sachs Private Middle Market Credit SPV LLC (the “Company”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”), as interpreted in management’s assertion as of July 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form. Management is responsible for its assertion and the Company’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of July 31, 2022, and with respect to agreement of purchases and sales of shares of beneficial interest of the underlying funds, for the period from June 30, 2022 (the date of our last examination), through July 31, 2022:

•

Confirmation of securities (the number of shares of beneficial interest of the underlying funds) owned by the Company and held by Goldman Sachs & Co. LLC, a transfer agent that uses the book entry method of accounting for shares;

•	Reconciliation of all such securities (shares of beneficial interest of the underlying funds) to the books and records of the Company and Goldman Sachs & Co. LLC; and

•

Agreement of a sample of purchases of shares of beneficial interest of the underlying funds and a sample of sales of shares of beneficial interest of the underlying funds by the Company since our last report from the books and records of the Company to confirmations received from Goldman Sachs & Co. LLC.

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management’s assertion that Goldman Sachs Private Middle Market Credit SPV LLC complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940, as interpreted in management’s assertion as of July 31, 2022 with respect to shares of beneficial interest of the underlying funds owned by the Company and held by Goldman Sachs & Co. LLC in book entry form, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Audit Committee of the Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 15, 2022

2

Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Goldman Sachs Private Middle Market Credit LLC and Goldman Sachs Private Middle Market Credit SPV LLC, a wholly-owned subsidiary of Goldman Sachs Private Middle Market Credit LLC (the “Companies”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Company, of the Investment Company Act of 1940 as interpreted, amended or modified based on SEC orders or SEC staff issued no-action guidance relevant to interests in underlying funds held by an affiliated transfer agent in book entry form (“Rule 17f-2”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Companies’ compliance with the requirements of Rule 17f-2, as of July 31, 2022, and from June 30, 2022, through July 31, 2022.

Based on this evaluation, we assert that the Companies were in compliance with the requirements of Rule 17f-2 of the Investment Company Act of 1940, as of July 31, 2022, with respect to shares of beneficial interest of the underlying funds owned by the Companies and held by Goldman Sachs & Co. LLC in book entry form.

By:	/s/ John Lanza
John Lanza

Managing Director of Goldman Sachs & Co. LLC
Title

December 15, 2022
Date